Exhibit 15.1
Awareness of Independent Registered Public Accounting Firm
We acknowledge our awareness of the incorporation by reference in this Registration Statement on Form S-4 of Home BancShares, Inc. (the “Company”) of our reports dated May 5, 2025, August 5, 2025, and November 4, 2025, included with the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, respectively. Pursuant to Rule 436(c) under the Securities Act of 1933 (the “Act”), those reports should not be considered part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of the Act.in this Registration Statement.
/s/ Forvis Mazars, LLP

Little Rock, Arkansas
January 13, 2026